Exhibit 99.1

Jerash Reports 23% Year-Over-Year Revenue Increase in Fiscal First Quarter 2020

Commencing Initial Production Ramp at Paramount Facility

New York, New York – August 13, 2019 – Jerash Holdings (US), Inc. (Nasdaq: JRSH) (the “Company” or “Jerash”), a producer of high-quality textile goods for leading global brands, today reported results for its fiscal 2020 first quarter ended June 30, 2019.

First Quarter Fiscal 2020 and Recent Highlights

•	Reported record first-quarter revenue of $22.5 million, an increase of 23% versus $18.4 million in the first quarter of fiscal 2019, as customers continue to increase orders with Jerash;
•	Generated gross margin of 20.0% in the quarter, reflecting continued production of high-quality garments offset by absorption of start up costs for the newly acquired Paramount facility;
•	Reported GAAP net income of $1.5 million, or $0.14 per diluted share, compared with net loss of $885,000, or ($0.08) per share in the prior year first quarter;
•	Began initial production at Jerash’s fourth manufacturing facility, which is expected to achieve a 1.5 million to 1.8 million pieces per year run rate by calendar year end, bringing Jerash’s expected annual capacity to more than 8.0 million pieces; and
•	Continued Jerash’s capacity expansion focus through an agreement to purchase land and build additional worker dormitory facilities near the Company’s Jordan-based factories.

Management Commentary

Sam Choi, Chairman and Chief Executive Officer, stated: “We are excited to set a new record for first-quarter revenue, driven by a 23% increase as our growth momentum from fiscal 2019 continues into the current fiscal year. We have a diverse pipeline of orders from both existing and prospective customers seeking to increase production with Jerash in fiscal 2020 as we continue to ramp our factory capacity for the first half cold weather clothing season and maximize order flow in our second-half warmer weather clothing season.

“To that end, we have begun initial production at our newly acquired Paramount factory facility, which is our fourth manufacturing center. We have hired our first 500 workers, who are currently fulfilling customer orders as they train in Jerash’s production methodologies to ensure the best-in-class quality and on-time delivery our customers expect. We anticipate growing this facility to approximately 1,000 workers by calendar year end, which is expected to bring our total annual capacity to more than 8 million pieces, a minimum of a 23% increase year-over-year.

“While we are excited with the progress on our factory expansion to date, orders from both existing and new customers orders presently have our factories booked to maximum planned capacity through January 2020. As such, we remain diligent in our search for appropriate additional capacity growth opportunities, whether by acquisition or construction, in order to facilitate further growth. As part of these efforts, our board of directors recently approved the purchase of land near our factory facilities in Jordan on which to build additional dormitory housing for our work force. This will address both the need for further housing for our present manufacturing facilities and to support future planned expansion of our work force as we continue to grow our annual production capacity. We look forward to reporting additional progress on these initiatives.”

Fiscal 2020 First Quarter Financial Results

For the first fiscal quarter 2020, Jerash reported total revenue of $22.5 million, an increase of 23% from $18.4 million in the same period in fiscal 2019. The increase in revenue reflected steady growth of sales from major customers.

Gross margin in the quarter was 20.0%, compared with 25.4% in fiscal 2019. The change in gross margin was attributable to higher average costs associated with the start up costs for the newly acquired Paramount facility. The Company estimates these costs reduced gross margin by more than 100 basis points in the fiscal first quarter and expects the impact will abate over the coming quarters as Paramount factory volumes continue to increase.

Operating expenses for fiscal 2019 were $2.6 million, compared with $5.2 million in fiscal 2019. Operating expenses included additional costs to import workers for the Paramount facility and facility start up costs. Prior year quarter operating expense included $3.2 million in non-cash stock based compensation expense associated with the Company’s initial public offering.

Operating income for the fiscal first quarter 2020 was $1.9 million, compared with an operating loss of $525,000 in the prior year first quarter.

GAAP net income for the first fiscal quarter 2020 was $1.5 million, or $0.14 per diluted share, based on approximately 11.5 million diluted shares outstanding.

“We are excited to report a first quarter revenue record driven by 23% year-over-year sales growth to start our seasonally strong first half of fiscal 2020,” said Richard Shaw, Chief Financial Officer of Jerash. “With our legacy factories operating in a fully loaded environment and Paramount continuing to ramp up as we bring on additional new capacity, we continue to execute well against both our growth and operational metrics. Gross margin was impacted by more than 100 basis points in the quarter due to the initial start up process as we bring the Paramount factory online. We expect these impacts to lessen over the next few quarters as we increase production volumes assigned to this unit and our new employees continue to improve overall production efficiency at Paramount. We are also pleased to have reported a GAAP profitable quarter with $0.14 per share in earnings per share, and believe the Company is well positioned as we continue execute against our outlook for revenue in excess of $100 million in fiscal 2020.”

Balance Sheet, Cash Flow and Dividends

Cash and restricted cash at June 30, 2019 was $16.9 million, compared with $27.8 million at March 31, 2019. As of June 30, 2019, inventory was $20.5 million, primarily comprised of fabric, work in progress and finished garments, and accounts receivable were $13.4 million, compared with $4.0 million at March 31, 2019. We collected $8 million of the outstanding A/R by July 31. Jerash approved payment of a regular quarterly dividend of 5 cents per share on the Company’s common stock on or about August 19, 2019, to shareholders of record on August 11, 2019.

Outlook

For fiscal 2020, Jerash anticipates continued revenue growth through both expanding business with existing customers and the addition of new customers. Total revenues for fiscal 2020 are projected to be in excess of $100 million, representing what is expected to be at least 17% organic growth over fiscal 2019.

Conference Call

The Company will conduct a conference call and webcast to review its fiscal first quarter 2020 results on Tuesday, August 13, 2019, at 9:00 a.m. ET. Interested parties in the United States can access the call by dialing 844-602-0380; interested parties outside the United States can access the call by dialing +1-862-298-0970. Callers should dial in at least 5 minutes prior to the all start time. A live and archived webcast will be available online in the investor relations section of Jerash’s website at www.jerashholdings.com. A replay of the conference call will be available until August 20, 2019, by calling +1-919-882-2331 and entering conference ID number 51122.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. (Nasdaq: JRSH) is a manufacturer utilized by many well-known brands and retailers, such as Walmart, Costco, Hanes, Columbia, VF Corporation (which owns brands such as The North Face, Timberland, Jansport, etc.), and PVH Corp. (which owns brands such as Calvin Klein, Tommy Hilfiger, IZOD, Speedo, etc.). Its production facilities are currently made up of four factory units and three warehouses and currently employ approximately 3,600 people. The total annual capacity at its facilities is expected to be approximately 8.0 million pieces by the end of calendar year 2019. Additional information is available at http://www.jerashholdings.com.

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “seek”, “outlook” and similar expressions are intended to identify forward-looking statements. Such statements reflect Jerash’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

Richard J. Shaw, Chief Financial Officer

(315) 727-6791

richard.shaw@jerashholdings.com

Matt Kreps, Darrow Associates Investor Relations
(214) 597-8200
mkreps@darrowir.com

JERASH HOLDINGS (US), INC.,
SUBSIDIARIES AND AFFILIATE

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,
	2019 (Unaudited)	2019

ASSETS
Current Assets:
Cash	$16,121,994	$27,182,158
Accounts receivable	13,404,177	4,020,369
Inventories	20,471,483	21,074,243
Prepaid expenses and other current assets	2,561,853	2,134,355
Advance to suppliers	1,789,402	443,395
Total Current Assets	54,348,909	54,854,520

Restricted cash	796,876	652,310
Long-term deposits	-	810,172
Deferred tax assets	81,461	81,461
Property, plant and equipment, net	4,053,066	2,356,262
Operating leases – right of use assets	1,292,416	1,396,603
Total Assets	$60,572,728	$60,151,328

LIABILITIES AND EQUITY

Current Liabilities:
Credit facilities	$68,222	$648,711
Accounts payable	2,464,672	3,378,258
Accrued expenses	1,813,500	1,539,147
Income tax payable	1,499,238	1,164,238
Other payables	1,223,511	855,527
Current portion of operating lease liabilities	262,075	256,135
Total Current Liabilities	7,331,218	7,842,016

Long-term portion of operating lease liabilities	592,245	644,096
Income tax payable – non-current	1,403,087	1,403,087
Total Liabilities	9,326,550	9,889,199

Commitments and Contingencies (See Note 14)

Equity
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.001 par value; 30,000,000 shares authorized; 11,325,000 shares issued and outstanding	11,325	11,325
Additional paid-in capital	14,956,767	14,956,767
Statutory reserve	212,739	212,739
Retained earnings	35,769,973	34,786,735
Accumulated other comprehensive loss	(13,629)	(14,440)
Total Shareholder's Equity	50,937,175	49,953,126

Noncontrolling interest	309,003	309,003
Total Equity	51,246,178	50,262,129

Total Liabilities and Equity	$60,572,728	$60,151,328

JERASH HOLDINGS (US), INC.,
SUBSIDIARIES AND AFFILIATE

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended June 30,
	2019	2018

Revenue, net	$22,527,325	18,363,085
Cost of goods sold	18,014,622	13,703,294
Gross Profit	4,512,703	4,659,791

Selling, general and administrative expenses	2,623,682	1,978,640
Stock-based compensation expenses	-	3,205,980
Total Operating Expenses	2,623,682	5,184,620

Income / (Loss) from Operations	1,889,021	(524,829)

Other (Expense)/ Income:
Other (expense)/ income, net	(4,533)	5,580
Total other (expense)/ income , net	(4,533)	5,580

Net Income /(Loss) before provision for income tax	1,884,488	(519,249)

Income tax expense	335,000	366,000

Net income /(loss)	1,549,488	(885,249)

Net loss attributable to noncontrolling interest	-	8

Net income / (loss) attributable to Jerash Holdings (US), Inc.'s Common Shareholders	$1,549,488	$(885,241)

Net Income (Loss)	$1,549,488	$(885,249)
Other Comprehensive Income:

Foreign currency translation gain	811	8,963

Total Comprehensive Income (Loss)	1,550,299	(876,286)
Comprehensive gain attributable to noncontrolling interest	-	(145)
Comprehensive Income/ (Loss) Attributable to Jerash Holdings (US), Inc.'s Common Shareholders	$1,550,299	$(876,431)

Earnings / (Loss) Per Share Attributable to Common Shareholders:
Basic	$0.14	$(0.08)
Diluted	$0.14	$(0.08)
Weighted Average Number of Shares
Basic	11,325,000	10,822,143
Diluted	11,472,363	10,822,143

JERASH HOLDINGS (US), INC.,

SUBSIDIARIES AND AFFILIATE

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income /(loss)	$1,549,488	$(885,249)
Adjustments to reconcile net income / (loss) to net cash provided by operating activities:
Depreciation and amortization	338,652	319,310
Shared-based compensation expense	-	3,205,980
Changes in operating assets:
Accounts receivable	(9,383,142)	(7,986,340)
Accounts receivable- related party	-	50,026
Inventories	602,719	295,875
Prepaid expenses and other current assets	(429,731)	78,141
Advance to suppliers	(1,345,913)	(1,839,199)
Operating leases – right of use assets	110,546	-
Changes in operating liabilities:
Accounts payable	(913,522)	(3,642,986)
Accrued expenses	274,333	(428,783)
Other payables	367,959	355,199
Operating lease liabilities	(50,012)	-
Income tax payable	335,000	366,000
Net cash used in operating activities	(8,543,623)	(10,112,026)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(774,139)	(481,807)
Acquisition of assets	(600,000)	-
Long-term deposit	144,566	-
Net cash used in investing activities	(1,229,573)	(481,807)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend distribution	(566,250)	-
(Repayment) Proceeds from short-term loan	(580,447)	6,075,835
Net proceeds from Common stock	-	8,930,300
Warrants issued to the underwriter	-	30
Net cash (used in)/ provided by financing activities	(1,146,697)	15,006,165

EFFECT OF EXCHANGE RATE CHANGES ON CASH	4,295	(6,176)

NET (DECREASE)/ INCREASE IN CASH AND RESTRICTED CASH	(10,915,598)	4,406,156

CASH AND RESTRICTED CASH, BEGINNING OF THE PERIOD	27,834,468	12,196,110

CASH AND RESTRICTED CASH, END OF THE PERIOD	$16,918,870	$16,602,266

CASH AND RESTRICTED CASH, END OF THE PERIOD	$16,918,870	$16,602,266
LESS: NON-CURRENT RESTRICTED CASH	796,876	3,672,891
CASH, END OF PERIOD	$16,121,994	$12,929,375

Supplemental disclosure information:
Cash paid from income tax	$-	$-
Cash paid for interest	$5,186	$42,541

Non-cash financing activities
Warrants issued to underwriters in connection with the IPO	$-	$160,732
Prepaid stock issuance cost netted with proceeds from the IPO	$-	$308,179
Right-of-use assets obtained in exchange for operating lease obligations	$1,292,416	$-